Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

BridgeBio Pharma, Inc.

(Exact name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, BridgeBio Pharma, Inc. Amended and Restated 2019 Inducement Equity Plan	Rule 457(c) and Rule 457(h)	1,000,000(3)	$14.30	$14,300,000.00	$0.00011020	$1,575.86

Total Offering Amounts					$14,300,000.00		—

Total Fee Offsets							—

Net Fee Due							$1,575.86

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sales prices of the registrant’s common stock, as quoted on the Nasdaq Global Select Market on April 28, 2023.

(3)

Represents 1,000,000 additional shares of common stock that were added to the shares reserved and available for issuance under the BridgeBio Pharma, Inc. Amended and Restated 2019 Inducement Equity Plan (formerly known as the BridgeBio Pharma, Inc. 2019 Inducement Equity Plan), as approved by the Board of Directors of the registrant, effective on February 10, 2023.